   As filed with the Securities and Exchange Commission on September 12, 2000
                                                    Registration No. 000-28195
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                          ENTERPRISES SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

              Nevada                                    88-0232148
    (State or other jurisdiction             (IRS Employer Identification No.)
  of incorporation or organization)

     140 Wood Road, Suite 200, Braintree, MA               02184
    (Address of principal executive offices)             (Zip Code)

                                   -----------

              ENTERPRISES SOLUTIONS, INC. 2000 RESTRICTED STOCK PLAN
                            (Full title of the plan)

                                   -----------

                                 John A. Solomon
                Chairman of the Board and Chief Executive Officer
                            Enterprises Solutions, Inc.
                             140 Wood Road, Suite 200
                               Braintree, MA 02184

                                   -----------

                       CALCULATION OF REGISTRATION FEE


                                                             Proposed
                                                              Maximum
                                       Proposed              Aggregate
Title of Securities    Amount to Be    Maximum Offering       Offering        Amount of
To Be Registered       Registered      Price Per Share         Price*      Registration Fee
-------------------    ------------    ----------------      ---------     ----------------

Common Stock,
$.001 Par Value
Per Share              1,000,000 shs   $5.688                $5,688,000       $1,581.26
------------------------------------------------------------------------------------------


(*)Pursuant to Rule 457(h)(1), under the Securities Act of 1933, computed on the basis of the average of the high and low prices of the Common Stock as reported in the over-the-counter market on September 6, 2000
===============================================================================

                                     PART I



              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1: PLAN INFORMATION.

      Not applicable.


ITEM 2: REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

      Not applicable.



                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT




ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents previously filed by Enterprise Solutions, Inc., a Nevada Corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), File No. 000-28195, are hereby incorporated by reference in this Registration Statement:

         1. Amendment No. 2 to the Company's Annual Report on Form 10-KSB under the Exchange Act, as filed with the Commission on July 6, 2000.


         1. The Company's registration statement on Form 10-SB under the Exchange Act, as filed with the Commission on November 18, 1999, together with Amendment No. 1 thereto, filed with the Commission on January 4, 2000.


         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.


Item 4.  Description of Securities

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers


Chapter 78 - Private Corporations of Title 7 of the Nevada Revised Statutes (the "Act") including sections 78.751 and 78.7502, permits, in general, a Nevada corporation to indemnify any person who was or is a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. The Act permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. The Act provides that the indemnification and advancement of expense provisions contained in the Act shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.


The Company's By-Laws provide that each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted by the laws of Nevada, as the same exist or may hereafter be amended, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, the By-Laws provide that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The By-Laws provide that right to indemnification is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Nevada law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers. Under the By-Laws, if a claim under these indemnity provisions is not paid in full by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The By-Laws provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Nevada law.

The By-Laws further provide that the Company may enter into agreements with any director, officer, employee or agent of the Company to the fullest extent permitted by Nevada law.

The Company has purchased directors' and officers' liability insurance insuring the Company's officers and directors against certain liabilities and expenses incurred by such persons in such capacities. The Company has not entered into separate indemnification agreements with any of its officers and directors.


Item 7.  Exemption from Registration Claimed

         Not Applicable.


Item 8.  Exhibits

Exhibits
--------

4.1 Specimen Stock Certificate, incorporated by reference to Exhibit 4.1 to Amendment No. 1 the Company's Registration Statement on Form 10-SB filed with the Commission on January 4, 2000.

4.2 Articles of Incorporation of the Company, as currently in effect, incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form 10-SB filed with the Commission on November 18, 1999.


4.3 Amended and Restated By-Laws of the Company, incorporated herein by reference to Exhibit 3.3 to Amendment No. 1 to the Company's Annual Report on Form 10-KSB filed with the Commission on May 15, 2000.


4.4 Enterprises Solutions, Inc. 2000 Employee Stock Option Plan, incorporated by reference to the Company's definitive Proxy Statement, filed with the Commission on July 18, 2000.

4.5*       Enterprises Solutions, Inc. 2000 Restricted Stock Plan.

5.1* Opinion of Jackson & Campbell, P.C., counsel to the Company, regarding the legality of the Common Stock being registered.

23.1*      Consent of Van Buren & Hauke, LLC.


---------------------
* Filed herewith.


Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation or By-Laws, by contract, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Braintree, Commonwealth of Masachusetts, on September 12, 2000.


                                    ENTERPRISES SOLUTIONS, INC.
                                        (Registrant)


                                    By:  /s/ John A. Solomon
                                         -------------------------
                                    Name:  John A. Solomon
                                    Title: Chairman & Chief Executive Officer


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.


        Signature                     Titles                     Date
        ---------                     ------                     ----

   /s/ Alfred T. Saker            Treasurer,  Secretary     September 12, 2000
   ------------------------       and Director
       Alfred T. Saker

   /s/ Charles E. Bobbish           Director                September 12, 2000
   ------------------------
       Charles E. Bobbish

                                INDEX TO EXHIBITS
                                -----------------

Exhibits
--------

4.1         Specimen Class A Stock Certificate, incorporated by reference to
            Exhibit 4.1 to Amendment No. 1 the Company's Registration Statement on Form 10-SB filed with the Commission on January 4, 2000.

4.2 Articles of Incorporation of the Company, as currently in effect, incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form 10-SB filed with the Commission on November 18, 1999.


4.3 Amended and Restated By-Laws of the Company, incorporated herein by reference to Exhibit 3.3 to Amendment No. 1 to the Company's Annual Report on Form 10-KSB filed with the Commission on May 15, 2000.


4.4 Enterprises Solutions, Inc. 2000 Employee Stock Option Plan, incorporated by reference to the Company's definitive Proxy Statement, filed with the Commission on July 18, 2000.

4.5*        Enterprises Solutions, Inc. 2000 Restricted Stock Plan.

5.1* Opinion of Jackson & Campbell, P.C., counsel to the Company, regarding the legality of the Common Stock being registered.

23.1*       Consent of Van Buren & Hauke, LLC.


---------------------
* Filed herewith.

      EX-4.5


                           ENTERPRISES SOLUTIONS, INC.

                           2000 RESTRICTED STOCK PLAN

1.       Purpose of the Plan

         The purpose of the Enterprises Solutions, Inc. 2000 Restricted Stock Plan is to provide for a plan pursuant to which the Board of Directors of Enterprises Solutions, Inc., a Nevada corporation, can issue stock as compensation for services rendered or to be rendered by eligible Participants (as defined below).

2.       Definitions

         Wherever the following capitalized terms are used in this Plan, they shall have the meanings specified below:

         (a) "Award" means a grant of Common Stock to a Participant under the Plan including, without limitation, a Restricted Stock Award.

         (b) "Award Agreement" means an agreement entered into between the Corporation and a Participant setting forth the terms and conditions of an Award granted to a Participant.

         (c) "Board" means the Board of Directors of the Corporation.

         (d) "Common Stock" means the common stock of the Corporation.

         (e) "Corporation" means Enterprises Solutions, Inc., a Nevada corporation.

         (f) "Date of Grant" means the date on which an Award under the Plan is made by the Board, or such later date as the Board may specify to be the effective date of the Award.

         (g) "Effective Date" means the Effective Date of this Plan, as defined in Section 8.1 hereof.

         (h) "Eligible Person" means any person who is an employee of or consultant or advisor to the Corporation and who provides bona fide services for the Corporation, where the services are not in connection with the offer or sale of securities in a capital raising transaction and where the services do not directly or indirectly promote or maintain a market for the Corporation's Common Stock. In no case shall an Award be made under the Plan where the Common Stock granted in the Award is not eligible for registration pursuant to Form S-8 (or any successor form promulgated for the same general purposes by the Securities and Exchange Commission) under the Securities Act of 1933, as amended.

         (i) "Fair Market Value" of a share of Common Stock as of a given date means the value as determined by the Board based on the recent trading history of the Common Stock in the over-the-counter market or, if the Common Stock is not traded in the over-the-counter market, the value as determined in good faith by the Board.

         (j) "Participant" means any Eligible Person who holds an outstanding Award under the Plan.

         (k) "Plan" means the Enterprises Solutions, Inc. 2000 Restricted Stock Plan as set forth herein, as it may be amended from time to time.

         (l) "Restricted Stock Award" means an award of restricted stock under
Section 6 hereof entitling a Participant to shares of Common Stock that are nontransferable and subject to forfeiture until specific conditions established by the Board are satisfied.

3.       Shares of Common Stock Subject to the Plan

         3.1. Number of Shares. Subject to the following provisions of this
Section 3, the aggregate number of shares of Common Stock that may be issued pursuant to all Awards under the Plan is 1,000,000 shares of Common Stock. The shares of Common Stock to be delivered under the Plan will be made available from authorized but unissued shares of Common Stock or issued shares that have been reacquired by the Corporation. To the extent that any Restricted Stock Award payable in Common Stock is forfeited, cancelled, returned to the Corporation for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, shares of Common Stock covered thereby will no longer be charged against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.

         3.2. Adjustments. If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or other change in corporate structure affecting the Common Stock, the Board may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided in Section 3.1 hereof, (ii) the performance targets or goals applicable to any outstanding Awards or (iii) any other terms of an Award that are affected by the event.

4.       Administration of the Plan

         The Plan shall be administered by the Board. Subject to the express limitations of the Plan, the Board shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares subject to each Award, the time or times at which an Award will become vested, the performance criteria, business or performance goals or other conditions of an Award, and all other terms of the Award. The Board shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration. The Board may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Board shall be final, conclusive, and binding upon all parties.



5.       Eligibility and Awards

         All Eligible Persons are eligible to be designated by the Board to receive an Award under the Plan. The Board has authority, in its sole discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares subject to the Awards that are granted under the Plan. To the extent not documented in a separate agreement, each Award will be evidenced by an Award Agreement between the Corporation and the Participant that shall include such terms and conditions (consistent with the Plan) as the Board may determine; provided, however, that failure to issue an Award Agreement shall not invalidate an Award.

6.       Restricted Stock Awards

         6.1. Grant of Restricted Stock Awards. A Restricted Stock Award to a Participant represents shares of Common Stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Board may determine ("Restricted Shares"). In connection with issuance of any Restricted Shares, the Board may (but shall not be obligated to) require the payment of a specified purchase price (which price may be less than Fair Market Value).

         6.2. Vesting Requirements. The restrictions imposed on Restricted Shares issued under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Board in the Award Agreement, any other agreement covering the Restricted Stock Award or the Board resolution authorizing the Restricted Stock award.

         6.3. Restrictions. Restricted Shares may not be transferred or assigned (except by will or by the laws of descent and distribution), or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Board. The Board may require the Participant to enter into an escrow agreement providing that the certificates representing the Restricted Shares will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

         6.4. Rights as a Stockholder. Subject to the foregoing provisions of this Section 6, the Participant will have all rights of a stockholder with respect to Restricted Shares held by him, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.


7.       General Provisions

         7.1. Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to an Award, the Corporation may require the Participant to take any reasonable action to meet such requirements. The Board may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

         7.2. Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement shall specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.


         7.3. Plan Binding on Transferees. The Plan shall be binding upon the Corporation, its transferees and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.

         7.4. Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Sections and paragraphs hereof are inserted for convenience and reference and constitute no part of the Plan.

         7.5. Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

         7.6. Governing Law. The validity and construction of this Plan and of the Award Agreements shall be governed by the laws of the State of Nevada.

8.       Effective Date, Termination and Amendment

         8.1. Effective Date. The Plan shall become effective on the date of its adoption by the Board.

         8.2. Termination. The Plan shall terminate on the date immediately preceding the tenth anniversary of the date the Plan is adopted by the Board. The Board may, in its sole discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

         8.3. Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.